Exhibit 99.1

FOR IMMEDIATE RELEASE	2004-13

CELLSTAR PROVIDES UPDATE ON ASIA IPO

CARROLLTON, TEXAS – May 17, 2004 – CellStar Corporation (NASDAQ:CLST) today issued an update on the status of the proposed initial public offering (IPO) of its Greater China Operations. Due to delays in the process of listing the stock of the Greater China Operations on the Stock Exchange of Hong Kong, it will be impossible to complete the transaction in the summer of 2004 as planned. The Company now believes that the transaction will most likely occur in the fall of 2004.

“The listing process in Hong Kong is taking longer than we had previously expected and has resulted in our exploring the possibility of excluding our Taiwan operation from the IPO,” said Terry S. Parker, Chairman of the Board. “Our operation in Taiwan has been unprofitable for some time and the business prospects for the operation continue to be unfavorable.”

CellStar Taiwan was recently unable to win a large telecom bid which the Company believed would have made the operation profitable. As a result, the Company is considering restructuring the transaction to exclude the Taiwan operation. This change, if made, as well as any other changes, would require the filing of a revised listing application with the Stock Exchange of Hong Kong and the revision of the proxy statement previously filed with the SEC. In connection with any such revision to the proxy statement, the Company will schedule a shareholders meeting to seek approval of the IPO.

The Company also noted that Asia stock markets have experienced a recent downturn, and several Chinese companies have recently delayed or reduced the size of planned stock offerings. The H-share index, which tracks Chinese companies listed in Hong Kong, hit a five month low last week (week of May 10, 2004), as investors worried about rising US interest rates and a slowdown in China’s economic growth. The Company’s advisors believe that investor sentiment towards stocks of Chinese companies may be more favorable in the fall.

Because the IPO is subject to numerous conditions, there can be no assurance that the IPO will be completed.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in Asia-Pacific, North America and Latin America. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2003, the Company generated revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

Contact: Sherrian Gunn – 972-466-5031

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